Exhibit 99.2

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Acquires Assisted Living Community for $5.65 Million
Expands Relationship with Chancellor Health Care

MURFREESBORO, Tenn. -- (November 3, 2014) - National Health Investors (NYSE: NHI) announced today the $5.65 million acquisition of an assisted living community in greater Portland, OR.

Substantially renovated and remodeled in 2012, the 25-unit community is 94% occupied, private-pay backed, and generates approximately $4,400 in revenue per unit per month. The community will be leased to existing operating partner Chancellor Health Care, LLC for 15 years with two, 10-year renewal options with an initial cash yield to NHI of 8%, plus 3% annual fixed escalators. The lease yield for accounting purposes is 9.92%. This acquisition expands NHI’s relationship with Chancellor to four communities. The purchase was funded from borrowings on NHI’s revolving credit facility.

About NHI
National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust (REIT) specializing in financing healthcare real estate by sale-leaseback, joint-venture, mortgages and mezzanine financing. NHI’s investments include senior housing (assisted living, memory care, independent living and senior living campuses), skilled nursing, medical office buildings and specialty hospitals. NHI was incorporated and publicly listed in 1991. For more information, visit www.nhireit.com.

About Chancellor Health Care, LLC
Incorporated in 1992, Chancellor Health Care (CHC) develops and manages long-term senior care communities by providing housing, supportive services and skilled nursing. CHC cares for more than 400 seniors throughout California, Colorado and Maryland. For more information, visit www.chancellorhealthcare.com.